Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of B Capital Technology Opportunities Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-253319) of our report dated February 19, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of B Capital Technology Opportunities Corp.  as of February 5, 2021 and for the period from January 5, 2021 (inception) through February 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Nashville, TN
March 22, 2021